Exhibit 99.3

Mueller Water Products, Inc. and Subsidiaries

Condensed Consolidated Pro Forma Financial Statements—Unaudited

This unaudited pro forma financial information should be read in conjunction with the consolidated financial statements of Mueller Water Products, Inc. and subsidiaries included in its annual report on Form 10-K for the year ended September 30, 2016.

On January 6, 2017, Mueller Water Products, Inc. and certain of its subsidiaries (collectively, “Seller”) entered into a purchase agreement and closed the transaction to sell its Anvil business to One Equity Partners and its affiliates (collectively “Buyer”). The purchase price was $315 million and will be adjusted based on a final determination of net working capital and other factors at the closing date.

Seller retained all pension plans affecting Anvil participants, although their benefits under such plans froze at the closing of the transaction. Seller also retained the administrative responsibilities of all Anvil workers compensation claims through the closing, but is entitled to reimbursement from Buyer for all such related future costs.

The following condensed consolidated pro forma financial statements have been prepared to give effect to the sale of Anvil as if the sale had occurred at earlier dates such that the assets, liabilities, sales and expenses of Anvil are not reflected in these financial statements. For the pro forma balance sheet, the sale of Anvil is assumed to have occurred on that date. For the pro forma statement of operations, the sale of Anvil is assumed to have occurred at the beginning of the period presented. The resulting financial information of the continuing operations of Mueller Water Products, Inc. and subsidiaries is not necessarily indicative of future results, including the amount of net proceeds that will ultimately be realized by Seller.

Mueller Water Products, Inc. and Subsidiaries

Condensed Consolidated Pro Forma Balance Sheet—Unaudited

September 30, 2016

		Pro forma adjustments
	Previously reported	Anvil balances		Sale of Anvil		Pro forma
	(in millions)

Cash and cash equivalents	$195.0	$—		$253.0	(a)	$448.0
Receivables, net	186.7	(54.9)		—		131.8
Inventories	213.8	(83.1)		—		130.7
Other current assets	16.8	(4.1)		0.8	(b)	13.5

Total current assets	612.3	(142.1)		253.8		724.0

Property, plant and equipment, net	155.1	(46.7)		—		108.4
Intangible assets	486.0	(51.4)		—		434.6
Other noncurrent assets	27.2	(1.8)		1.2	(b)	26.6

Total assets	$1,280.6	$(242.0)		$255.0		$1,293.6

Current portion of long-term debt	$5.9	$(0.3)		$—		$5.6
Accounts payable	100.8	(27.1)		—		73.7
Other current liabilities	79.1	(16.5)		(0.7	)(c)	61.9

Total current liabilities	185.8	(43.9)		(0.7)		141.2

Long-term debt	479.2	(0.4)		—		478.8
Deferred income taxes	109.9	—		(12.9)		97.0
Other noncurrent liabilities	86.2	(0.5)		(0.2	)(c)	85.5
Equity	419.5	(197.2	)(d)	268.8	(d)	491.1

Total liabilities and equity	$1,280.6	$(242.0)		$255.0		$1,293.6

(a)	Net cash proceeds resulting from the adjusted purchase price, less related expenses and less estimated income taxes due as a result of the gain.

(b)	Seller retained the administrative responsibilities for workers compensation claims that existed through the sale date. This represents workers compensation claim cost reimbursements due from Buyer as claims are paid.

(c)	Forfeiture of cash-settled stock-based awards denominated in shares of Mueller Water Products, Inc. common stock upon the sale of Anvil.

(d)	Includes the estimated gain resulting from the sale of Anvil, the accelerated vesting of stock-settled stock-based awards upon the sale of Anvil and writing off the accumulated currency translation adjustments related to Anvil.

Mueller Water Products, Inc. and Subsidiaries

Condensed Consolidated Pro Forma Statement of Operations from Continuing Operations—Unaudited

Year ended September 30, 2016

		Pro forma adjustments
	Previously reported	Anvil balances		Sale of Anvil	Pro forma
	(in millions, except per share amounts)

Net sales	$1,138.9	$(338.3)		$—	$800.6
Cost of sales	774.6	(241.9)		—	532.7

Gross profit	364.3	(96.4)		—	267.9

Selling, general and administrative expenses	218.8	(66.8	)(a)	—	152.0
Pension settlement and other charges	24.9	(1.8	)(a)	—	23.1

Operating income	120.6	(27.8)		—	92.8

Interest expense, net	23.6	(0.1)		—	23.5

Income before income taxes	97.0	(27.7)		—	69.3

Income tax expense	33.1	(9.7	)(b)	—	23.4

Income from continuing operations	$63.9	$(18.0)		$—	$45.9

Income from continuing operations per share:
Basic	$0.40				$0.28

Diluted	$0.39				$0.28

Weighted average shares outstanding:
Basic	161.3				161.3

Diluted	163.4				163.4

(a)	Amount differs from previously reported amount due to items retained by Seller and expenses that would have been avoided had the sale of Anvil occured at an earlier date.

(b)	Income tax expense has been provided at the U.S. federal statutory rate of 35%.